EXHIBIT 99.1

FOR IMMEDIATE RELEASE:


CONTACT:	Louis Prichard, President and CEO
		Kentucky Bancshares, Inc.
		(859) 988 - 1401

		B. Proctor Caudill, Jr., President and CEO
		Peoples Bancorp of Sandy Hook, Inc.
		(606) 738-5163


KENTUCKY BANCSHARES, INC.
AND
PEOPLES BANCORP OF SANDY HOOK, INC.
ANNOUNCE MERGER


FEBRUARY 24, 2006 (PARIS, KY; NASD OTC BULLETIN BOARD: KTYB.OB)
Kentucky Bancshares, Inc. and Peoples Bancorp of Sandy Hook, Inc., jointly announced today the signing of a definitive merger agreement. Under the terms of the merger agreement, Peoples Bancorp will merge into a subsidiary of Kentucky Bancshares and Peoples Bank, a subsidiary of Peoples Bancorp, will merge into Kentucky Bank, a subsidiary of Kentucky Bancshares.

Peoples Bancorp is a privately held bank holding company with offices in Sandy Hook and Morehead, Kentucky. On December 31, 2005 it had assets, deposits and shareholders equity of $87 million, $68 million and $8.6 million, respectively. Upon completion of the transaction, the combined company will have total assets of approximately $660 million, total deposits of approximately $500 million and shareholders' equity of approximately $60 million, and will conduct its banking business throughout Central and Eastern Kentucky, with 14 banking centers located in Bourbon, Clark, Elliott, Harrison, Jessamine, Rowan, Scott and Woodford Counties. The transaction is expect to be complete in the third quarter of 2006.

Subject to regulatory approval, as well as approval of Peoples Bancorp stockholders, under the terms of the definitive agreement, each share of Peoples Bancorp common stock will be converted into consideration, sixty percent of which to be in the form of cash and forty percent of which to be in the form of shares of Kentucky Bancshares common stock. Based on the current market price of Kentucky Bancshares common stock under the definitive agreement, approximately 190,000 shares of Kentucky Bancshares common stock would be issued to Peoples Bancorp shareholders. Proc Caudill, Peoples' Chairman, will join the Board of both Kentucky Bancshares and Kentucky Bank.

Kentucky Bancshares President and CEO Louis Prichard commented, "Peoples Bancorp is a premier financial organization in Eastern Kentucky and we are extremely pleased to have them join us. The partnership between our two companies will enable us to realize important growth in our retail, commercial and investment businesses; and we anticipate this transaction to become accretive to Kentucky Bancshares shareholders in the very near future. We believe that our shared community banking philosophies and commitment to delivering superior financial products and services, will enable us to continue to enhance the value for Kentucky Bancshares shareholders."

Proc Caudill, President and CEO of Peoples Bancorp, Inc. stated, "We are extremely excited about our partnership with Kentucky Bancshares and delighted to become part of the Kentucky Bancshares family. Over the years, our two franchises have partnered together on many projects and have exchanged management and banking ideas. In fact, one of our directors, Buck Woodford, is the Chairman of the Board of Kentucky Bancshares. Based on our long history with Kentucky Bancshares and Kentucky Bank, our Board is confident that our customers and community will benefit tremendously by this affiliation."

Kentucky Bancshares is a bank holding company headquartered in Paris, Kentucky. Its banking subsidiary, Kentucky Bank, delivers a full range of financial products and services through its 12 banking offices surrounding the greater Lexington area.

* * * * *
The information contained in this press release contains forward-looking statements regarding expected future performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements. The shares of Kentucky Bancshares expected to be issued in the transaction will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.